Stan L. McLelland
                                2003A Sharon Lane
                              Austin, Texas, 78703
                                  512-322-0099

September 12, 2001

SulphCo, Inc.
Mr. Rudolph W. Gunnerman
Chairman of the Board
1650 Meadow Wood Lane
Reno, Nevada 89502

Dear Mr. Gunnerman:

Last Friday at approximately 1:00 p.m. Eastern Daylight Time, I was informed through a phone call from a co-director, Joe Sutton, that a Form S-8 has been filed with the SEC on behalf of SulphCo, Inc. purporting to register more than 2,750,000 shares of the Company's common stock to be offered for sale to a purported "consultant", Mark Neuhaus, at a price not to exceed $0.725 per share (approximately one-half its market value) pursuant to a "consultant Non-Qualified Stock Option Agreement." After reviewing a copy of the filing, I can only describe my reaction as one of shock.

Exactly one week earlier, on August 31, 2001 we held a long, telephonic Board Meeting of the Company's Directors at which you attempted to convince the Board to approve the sale of $2,000,000 of the Company's common stock at a price of no less than $0.75 per share (or a total number of 2,666,666 shares) to a corporation owned by Mr. Neuhaus and, in connection therewith, to approve the filing of a Form S-8 to register those shares. After extensive discussion, a formal vote was taken on your proposal, and the Board, acting as a Board, rejected your proposal with Messrs, McLelland, Sutton and Holman voting "no" and you and Mr. Walker voting in favor. After the vote was taken, you announced that, because the Board did not support your proposal, you would be submitting your resignation to the Board the following week. Instead on Labor Day, September 3, 2001, you sent a letter by fax to each of the dissenting directors stating that you "must sever and terminate" our "services as officers and directors of the company" and informing each of us that, if we failed to resign, you would call a special meeting of the shareholders and have us removed. You advised each of us that you presently had in hand more than two-thirds of the total number of shares outstanding and that the outcome was, therefore, pre-ordained. I am attaching to this letter a copy of that correspondence which was sent to me.

On Tuesday, September 4, 2001, I returned to my office in Reno where you hand delivered another copy of your letter and I advised you that I had received the fax and had no intention of resigning. The following day, Wednesday September 5, 2001, you and I were both at the office most of the day and, just before you left the office, I handed you two different letters, one concerning changes to a

Mr. Rudolph W. Gunnerman
September 12, 2001
Page 2

contract and the other concerning the results of some independent lab tests. At no time did you or anyone else suggest that you wanted the Board to re-convene or re-consider its decision to reject the Neuhaus proposal. Similarly, all day Thursday September 6, 2001 and Friday morning, neither you nor Alex Walker Jr., who has held himself out as General Counsel to the Company, ever attempted to contact me (as Chief executive Officer of the Company, a member of the Board of Director's and a member of the three person Executive Committee of the Board (along with Joe Sutton, Chairman, and yourself)) to suggest that the Board re-convene or re-consider its decision. Likewise, no one ever hinted or suggested that you and Mr. Walker were going to cause a Registration Statement to be filed without even informing the Company's CEO or the Company's Directors. I can only conclude that your failure to do so was a calculated decision designed to improve the likelihood of success of your efforts to have the stock registered and issued before any objections could be raised.

With regard to the registration by way of Form S-8 for the stock which you wanted to sell to Mr. Neuhaus, you will recall that near the end of the Board Meeting on August 31, 2001, shortly before the vote, I raised concern that the stock did not qualify for registration under Form S-8 because that section was limited to registration of stock to be used in written employee benefit plans and, since Mr. Neuhaus was neither an employee nor a consultant, the S-8 would not be appropriate. Either you or Mr. Walker stated that Mr. Neuhaus was a consultant and that the Board had approved that relationship. It was pointed out that Mr. Walker, acting as Corporate Secretary, had drafted minutes of the July 9, 2001 board meeting which asserted that the Board ratified and approved a consulting agreement with Mr. Neuhaus.1 After discussion, however, Mr. Walker admitted that he had prepared the Company's minutes to reflect Board approval of a consulting contract with Mark Neuhaus because you had instructed him to do so, telling him that you would "take care of the Texans" (referring to Joe Sutton and me). After much additional discussion, it became clear that neither Mr.
Sutton, Mr. Holman nor I had ever seen any consulting agreement (or a description thereof) for Mr. Neuhaus, nor could we understand what kind of bona fide consulting services a race car driver like Mr. Neuhaus could provide. In short, the Board left no doubt that is had never approved any consulting or other contractual arrangement with Mr. Neuhaus.

In summary, I think the record is clear that the Board of Directors, acting a s a Board, as is required by law, has never:

1) Approved any consulting agreement with Mr. Neuhaus,
2) Approved the Non-Qualified Stock Option Agreement set out in the S-8,
3) Authorized the sale of any stock described in the S-8, nor
--------
         1 At the meeting you and Mr. Walker proposed that the Board approve a contract of Mark Neuhaus to pay $4,000,000 for an amount of the Company's common stock price at 60% of market price. There was also a request that the Board authorize the company to file a Form S-8 for the sale of Neuhaus stock. While no vote was taken on the proposal, the clear sense of the Board was that these discounted sales were unacceptable to the Board.

Mr. Rudolph W. Gunnerman
September 12, 2001
Page 3

4) Approved the filing of the S-8.

By surreptitiously entering into agreements, for which you have no authority, by causing a registration statement to be filed with the SEC after the board expressly rejected that proposal, and doing so without even informing the CEO and two members of the Board of Directors, and by other actions which I will not describe in this letter, you have made it impossible for me to exercise the control, authority and responsibilities which I was hired to perform. In fact, your actions have denied me the right to exercise the powers specifically delegated to me in my Employment Agreement. Likewise, Joe Sutton's understandable decision to distance himself from members of a Board of Directors who demonstrate little, if any, regard for appropriate corporation governance has left me little hope that I can prevail in an effort to establish responsible governance that looks out for the interests of all Company shareholders. Accordingly, I have no choice but to resign as an Officer and Director of the Company. This resignation is being made pursuant to Section 5.3 of my Employee Agreement.

Please be advised that I request that this letter be disclosed in a current report on Form 8-K as required by the Securities Exchange Act of 1934.

Sincerely,


By: /s/ Stan McLelland
----------------------
        Stan McLelland

cc: Stephen Cutler, Acting Director of the Division of Enforcement Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
VIA FACSIMILE No. 202-942-9636

cc: Andrew J. Beck, Esq.
Torys
237 Park Avenue
New York, NY 10117
VIA FACSIMILE No. 212-682-0200

attachment - Gunnerman letter